EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 27, 2005

by and among

WFI Government Services, Inc.,

JMA Associates, Inc. d/b/a TLA Associates,

and the Stockholders of JMA Associates, Inc.

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement is made and entered into this 27th day of January, 2005 (the “Agreement”) by and among (i) WFI Government Services, Inc., a Delaware corporation (“WGSI” or “Purchaser”); (ii) JMA Associates, Inc., a Delaware corporation d/b/a TLA Associates (“Company”); and (iii) Andrew Gomer, Ayampillay Jeyanathan and Michael Beach, each an individual (each, a “Seller” and, collectively, the “Sellers”).  WGSI, Company, and Sellers are collectively referred to herein as the “Parties”.

RECITALS

A.                                   This Agreement and the purchase of Company as described herein have been approved by the respective boards of directors of WGSI and Company.

B.                                     Each of the Sellers owns that number and class of shares of common stock of Company set forth opposite such Seller’s name on Schedule 2.1 (the “Shares”), which Shares represent 100% of the issued and outstanding shares of capital stock of Company.

C.                                     Purchaser wishes to acquire the Shares from the Sellers and the Sellers wish to sell all of the Shares to Purchaser, upon the terms and subject to the conditions of this Agreement.

D.                                    The Parties wish to enter into certain agreements among themselves related to this Agreement (collectively, the “Ancillary Agreements”), in order to ensure that, after the Closing Date, Purchaser may operate Company in an uninterrupted fashion.

E.                                      The Parties desire to make certain representations and warranties and other agreements in connection with the acquisition of Company described in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

ARTICLE I: SALE AND PURCHASE OF SHARES

Sale and Purchase of Shares.  Upon the terms and subject to the conditions set forth in this Agreement and in reliance upon the representations and warranties of Sellers and Company herein set forth at the Closing (as defined below) Sellers shall sell to Purchaser, and Purchaser shall purchase from Sellers all of the Shares owned by Sellers.

1.2                               Company Stock Options

(a)                                  Effective as of the Closing, each holder of a Company Stock Option (whether vested or unvested) (each, an “Option Holder”) that is listed in Schedule 1.2 shall be entitled to receive from Company, in full satisfaction of such Company Stock Option held by such Option Holder, the amount set forth on Schedule 1.2 hereof, which consideration shall equal the “Pay-Out Consideration” of such Company Stock Options as determined in accordance with the terms of the Non-Qualified Stock Option Award Agreements between such Option Holders and the Company, without interest in respect thereof (such amount being hereinafter referred to as the “Option Consideration”), and all such Company Stock Options (whether vested or unvested) shall thereupon terminate as of the Closing and be cancelled.  The Company shall be entitled to withhold from such Option Consideration any income or employment tax required under the Code or any provision of state, local or foreign tax law to be withheld by the Company, and Schedule 1.2 will indicate which Option Holders are employees of Company.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Option Holder (and the Company shall remit such payments to the applicable Taxing Authority as required by law).  The Company Stock Option Plan shall terminate as of the Closing.  Following the Closing (other than as permitted by Section 3.3.3 or Section 3.3.4), no Option Holder shall have any rights to receive from Purchaser or Company any Shares or cash in lieu of Shares from the exercise of such Company Stock Options under the Company Stock Option Plan.

(b)                                 On or prior to the Closing Date, the Sellers shall cause Company to take any action necessary under the Company Stock Option Plan to permit the occurrence of the transactions with respect to the Company Stock Options in accordance with Section 1.2(a) and Section 1.4.

1.3                                 Sale Bonus Pool.  Effective as of the Closing, each Person listed on Schedule 1.3 (each, a “Sale Bonus Pool Participant”) shall be entitled to receive from the Company the amount listed next to such Person’s name on Schedule 1.3 (each such amount being hereinafter referred to as a “Sale Bonus”).  The aggregate amount of the Sale Bonuses shall equal the aggregate exercise price of all Company Stock Options.  Company shall be entitled to withhold from the payment of any Sale Bonus any income or employment tax required under the Code or any provision of state, local or foreign tax law to be withheld by the Company and Schedule 1.3 will indicate which Sale Bonus Pool Participants are employees of the Company.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Sale Bonus Pool Participant.

1.4                                 Additional Option Holder Payment.  That portion, if any, of the Escrow Fund released to Purchaser from the Escrow Fund, after the determination and payment of all Damages claimed prior to the Expiration Date (as defined in Section 9.4) in accordance with the Escrow Agreement, will be paid by Purchaser and/or the Company (as appropriate), net of any employer payroll tax obligations and tax payable by Purchaser on receipt of the interest on the monies from the Escrow Fund, to the Option Holders pro rata in accordance with their option ownership listed on Schedule 1.2 (each such amount being hereinafter referred to an “Additional Option Holder Payment”).  Purchaser and/or Company (as applicable) shall be entitled to withhold from the payment of any Additional Option Holder Payment any income or employment tax required under the Code or any provision of state, local or foreign tax law to be withheld by Purchaser and/or Company.

1.5                                 Tax Deductions.  It is the intention of the parties that any federal, state, and/or local Tax deduction with respect to the payments made in Sections 1.2, 1.3 and 1.4 of this Agreement shall be treated as occurring for Tax purposes, on the Closing Date, relating to events, for Tax purposes, on or before the Closing Date, and shall be reported as such on the Tax Returns of both the Company (during the period of time that the Company was owned by the Sellers) and the Sellers.  Purchaser will treat the Company as a member of its consolidated group for federal income tax purposes.

ARTICLE II: PURCHASE PRICE; PAYMENT AND RELATED MATTERS

2.1                               Purchase Price.  The total purchase price for the Shares shall initially be Thirty-Four Million Dollars ($34,000,000) less the Option Consideration and the Sale Bonus Pool (the “Purchase Price”) and shall be subject to adjustments pursuant to Sections 3.2.3, 3.3.1 and 3.3.2.  Payment of the Purchase Price shall be made in accordance with Sections 3.2.3 and 3.3 below and shall be allocated among the Sellers as set forth in Schedule 2.1.

2.2                               Transfer Taxes. Sellers shall be severally responsible for the payment of any and all state and local transfer taxes and similar impositions, levies and charges (all of which are imposed upon the transfer of property), if any, as a result of the sale and transfer of the Shares contemplated herein and the deemed asset sale that results from the Section 338(h)(10) Election referred to in Section 8.1.

ARTICLE III: CLOSING

3.1                               Time and Place.  The Closing shall be at the offices of Sonnenschein Nath & Rosenthal LLP, at 1301 K Street, NW, Suite 600, East Tower, Washington, DC on January 27, 2005 or at such other time or place as Purchaser and Sellers’ Representative mutually agree in writing (the date of Closing hereinafter being referred to as the “Closing Date”).

3.2                               Transactions of the Closing.  At the Closing, the following shall occur:

3.2.1                                                Sellers’ Closing Deliveries.  At the Closing, Sellers shall make the following deliveries:

(a)  stock certificate(s) evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to Purchaser.

(b)  Sellers’ Representative shall deliver the Escrow Agreement (as defined below), fully executed by Sellers’ Representative.

(c)  Sellers shall deliver the certificates and other documents required to be delivered by Sellers pursuant to Article VII.

3.2.2                                                Escrow.  Prior to the Closing, Sellers and Purchaser shall have appointed a mutually agreeable third party who shall act as their escrow agent (“Escrow Agent”).  Sellers’ Representative, on behalf of Sellers, Purchaser and Escrow Agent shall enter into an agreement substantially in the forms attached hereto as Exhibit 3.2.2 (the “Escrow Agreement”), which shall set forth the terms and conditions pursuant to which Purchaser shall deposit, and Escrow Agent shall administer and release to the Parties, certain funds from the Escrow Fund.

3.2.3                                                Purchaser’s Closing Deliveries.  Upon completion of the matters referred to in Sections 3.2.1 and 3.2.2, Purchaser shall make the following deliveries:

(a)          Purchaser shall deliver in cash by wire transfer as directed by Sellers’ Representative the Purchase Price less (i) the amount deposited in the Escrow Fund, (ii) the amount, if any, by which any Indebtedness of Company as of the Closing Date, as shown on Schedule 3.2.3(a)(ii) (the “Debt Schedule”), exceeds $0, (iii) the amount, if any, by which any Capital Lease Obligations of Company as of the Closing Date, as shown on Schedule 3.2.3(a)(iii) (the “CLO Schedule”), exceeds $0, (iv) payments to be made by Purchaser on behalf of Sellers or the Company, and (v) $726,359.44 reflecting employer payroll taxes attributed to the Option Consideration and the Sale Bonuses (the “Closing Employer Payroll Tax”) (the “Cash Consideration”).  The Cash Consideration shall be allocated among the Sellers as set forth in Schedule 2.1.

(b)         Purchaser shall deliver the certificates and other documents required to be delivered by Purchaser pursuant to Article VII.

(c)          Purchaser shall deposit (i) Three Million Four Hundred Thousand Dollars ($3,400,000) of the Purchase Price with the Escrow Agent, which shall constitute the original amount of the “Escrow Fund.”

(d)         Purchaser shall deliver the Escrow Agreement fully executed by Purchaser.

3.3                               Transactions to be Performed after Closing.

3.3.1                                                Post-Closing Purchase Price Adjustment.

(a)          Calculation of Post-Closing Purchase Price Adjustment.  The Purchase Price will be subject to a post-closing working capital adjustment based on Company’s actual Working Capital as of the Closing Date (the “Actual Working Capital”) calculated pursuant to this Section 3.3.1.  Purchaser shall perform a calculation of the Actual Working Capital within 5 days following the date upon which Purchaser receives audited financial statements for Company for the fiscal year ending December 31, 2004.  For purposes of determining the Net Employer Payroll Tax in calculating Actual Working Capital, the Parties shall assume that all employees receiving a Sale Bonus or Option Consideration will remain employees of the Company throughout calendar year 2005, the salaries of such employees shall remain as set forth on Schedule 3.3.1(a) during 2005 and such employees will receive regular bonuses equal to those received by such employees in 2004 (“Estimated Net Employer Payroll Tax”).  Upon completion of its calculations, Purchaser shall deliver to Sellers’ Representative a copy of Purchaser’s calculation of the Actual Working Capital (the “Report”).  If Purchaser fails to deliver the Report within such time period, Sellers shall have the right to refer the calculation of Actual Working Capital to the Neutral Accounting Firm within 10 Business Days of the expiration of the time period within which Purchaser was required to deliver such report, in which case the Neutral Accounting Firm shall determine the Actual Working Capital within 15 days of such referral and shall deliver copies of its calculations (the “Accounting Firm Calculations”) to Sellers’ Representative and Purchaser, and such determination shall be final and binding on Purchaser and Sellers for all purposes of this Agreement.  In the event that the procedure set forth in the preceding sentence is followed, the expenses of the Neutral Accounting Firm shall be borne by Purchaser.  If Sellers do not exercise their right to refer such matter to the Neutral Accounting Firm within 10 Business Days of the time such right accrues, then there shall be no adjustment to the Purchase Price under this Section 3.3.1.

(b)         Review; Disputes.  If Sellers holding a majority of the Shares dispute the calculations contained in the Report, then Sellers’ Representative shall deliver a written notice (a “Dispute Notice”) to Purchaser prior to the 15th Business Day following Sellers’ Representative’s receipt of the Report (“Review Period”).  The Dispute Notice shall set forth, in reasonable detail, each disputed item and amount and the basis for Sellers’ Representative’s disagreement, together with supporting calculations.  If Purchaser does not receive a Dispute Notice prior to the expiration of the Review Period, then the amount of the Actual Working Capital contained in the Report shall be deemed accepted by Sellers and the Purchase Price shall be adjusted pursuant to Section 3.3.1(c).  If Purchaser has received a Dispute Notice from Sellers’ Representative, then Sellers’ Representative, on behalf of Sellers, and Purchaser shall use Commercially Reasonable Efforts to reach agreement on the amount of the Actual Working Capital.  If Sellers and Purchaser are unable to reach agreement within ten (10) Business Days after the date Purchaser received the Dispute Notice, either Party shall have the right to refer such matter to the Neutral Accounting Firm on or after such 10th Business Day.  The Neutral Accounting Firm shall determine the Actual Working Capital within 15 days of such referral and shall deliver a copy of its calculations (the “Neutral Accounting Firm Calculations”) to Sellers’ Representative and Purchaser, and such determination shall be final and binding on Purchaser and Sellers for all purposes of this Agreement.  The fees and expenses of the Neutral Accounting Firm shall be paid by Purchaser if the difference between the Actual Working Capital shown in the Report and the Actual Working Capital shown in the Neutral Accounting Firm Calculations is more than Thirty Thousand Dollars ($30,000) and shall be paid by Sellers if the difference between the Actual Working Capital shown in the Report and the Actual Working Capital shown in the Neutral Accounting Firm Calculations is equal to or less than Thirty Thousand Dollars ($30,000).  If neither Party exercises its right to refer such matter to the Neutral Accounting Firm within five (5) Business Days of the time such right accrues, Purchaser’s calculation of the Actual Working Capital shall be final and binding.

(c)          Post-Closing Adjustment of Purchase Price. The Purchase Price shall be adjusted upon the first to occur of (i) the expiration of the Review Period, provided there has been no timely delivery of a Dispute Notice, (ii) the resolution of all matters contained in any timely delivered Dispute Notice whether by mutual agreement of Purchaser and Sellers or by the Neutral Accounting Firm Calculations, (iii) the determination of the Accounting Firm Calculations, if made, or (iv) the passage of time.  The Purchase Price shall be adjusted upward or downward, on a dollar for dollar basis, by the amount, if any, by which the Actual Working Capital is above or below $3,418,000 (the “Minimum Working Capital”) in accordance with the following formula:

[AWC-MWC] = “Adjustment Amount”

AWC                 =                                         Actual Working Capital

MWC               =                                         Minimum Working Capital

If the Adjustment Amount is a positive number (the “Upwards Adjustment Amount”), Purchaser shall distribute the Upwards Adjustment Amount in cash to Sellers’ Representative, on behalf of the Sellers, within 5 days of such adjustment.

If the Adjustment Amount is a negative number (the “Downwards Adjustment Amount”), Purchaser shall be entitled to recover such Downwards Adjustment Amount from the Escrow Fund.  If the amount remaining in the Escrow Fund is not sufficient to recover the entire Downwards Adjustment Amount, Purchaser shall be entitled to payment of that portion of the Downwards Adjustment Amount not recovered pursuant to the indemnification provisions of Article IX.

(d)  Adjustment based on Net Employer Payroll Taxes.  Within 15 days of the end of 2005, Purchaser shall calculate actual Net Employer Payroll Tax for 2005 and the Purchase Price shall be adjusted upward or downward, on a dollar for dollar basis, by the amount, if any, by which the actual Net Employer Payroll Tax is above or below the Estimated Net Employer Payroll Tax.

If actual Net Employer Payroll Tax is less than Estimated Net Employer Payroll Tax, Purchaser shall distribute such difference in cash to Sellers’ Representative, on behalf of the Sellers, within 5 days of such calculation.

If actual Net Employer Payroll Tax is greater than Estimated Net Employer Payroll Tax, Purchaser shall be entitled to recover such difference from the Escrow Fund.  If the amount remaining in the Escrow Fund is not sufficient to recover the entire difference, Purchaser shall be entitled to payment of that portion of the difference not recovered pursuant to the indemnification provisions of Article IX (the “Payroll Tax Adjustment”).

3.3.2                                                Claims Upon Escrow Fund.  The Escrow Fund shall be established in order to (i) fund any reduction in the Purchase Price resulting from the post-closing adjustments described in Section 3.3.1 and (ii) serve as partial security for the payment of certain indemnification obligations of Sellers under Article IX.  Any portion of the Escrow Fund remaining after the later of (a) the resolution of the post-closing adjustments and (b) the Expiration Date (as defined in Section 9.4) will be released to Sellers’ Representative. The Sellers Representative shall allocate such amounts released from the Escrow Fund on a pro rata basis among the Sellers in accordance with Schedule 2.1.

3.3.3                                                Payment of Option Consideration and Sale Bonuses.  Purchaser shall cause Company to pay the Option Consideration and Sale Bonuses as set forth in Sections 1.2 and 1.3, by wire transferring such payments for processing at Closing.

3.3.4                                                Payment of Additional Option Holder Payment.  Within ten (10) Business Days following the later of the Expiration Date (as defined in Section 9.4) or such date as WGSI receives any funds from the Escrow Fund (other than distributions in respect of Damages), the Additional Option Holder Payments will be paid by the Company subject to the conditions of Section 1.4.

3.4                               Sellers’ Representative.  Each Seller hereby irrevocably appoints Fred L. Levy to act as such Person’s attorney-in-fact and representative (the “Sellers’ Representative”) to execute the Escrow Agreement and to accept on such Seller’s behalf any amount payable to such Seller under this Agreement or the Escrow Agreement.  In addition, upon the approval of the Sellers holding a majority of the Shares immediately before the Closing, Sellers’ Representative shall execute any and all documents, including the Escrow Agreement, in such Seller’s name, place and stead, in any way which such Seller could do if personally present, in connection with this Agreement and the Escrow Agreement and the transactions contemplated hereby and thereby, including to amend, cancel or extend, or waive the terms of, this Agreement or the Escrow Agreement.  Purchaser shall be entitled to rely, as being binding upon such Seller, upon any document or other paper believed by Purchaser to be genuine and correct and to have been signed by the Sellers’ Representative, and Purchaser shall not be liable to any Seller for any action properly taken or omitted to be taken by them in accordance with and subject to the provisions of this Agreement and/or an Ancillary Agreement, in such reliance.

ARTICLE IV: REPRESENTATIONS AND WARRANTIES OF SELLERS WITH RESPECT TO THE SHARES

Each Seller represents and warrants on behalf of such Seller to Purchaser that:

4.1                                 Title to Shares.  Such Seller has full record and beneficial ownership title of the number and class of the outstanding Shares of Company set forth opposite such Seller’s name on Schedule 2.1 which are to be transferred to Purchaser by such Seller and upon consummation of the transaction contemplated herein, free and clear of any Encumbrances.

4.2                                 Authority to Execute and Perform Agreements.  Such Seller has the full right, power, authority and legal capacity to enter into and execute this Agreement and perform all of its obligations hereunder.  Such Seller has taken all actions necessary to authorize it to enter into and perform his obligations under this Agreement. This Agreement is and will be the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms.

4.3                                 Consents, Filings and Approvals.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Body”) is required by or with respect to such Seller in connection with the execution and delivery of this Agreement or the consummation by such Seller of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not prevent or materially alter or delay any of the transactions contemplated by this Agreement or have a Material Adverse Effect on such Seller’s Shares.

4.4                                 No Bankruptcy Proceedings.  There are no bankruptcy, insolvency or receivership proceedings outstanding against such Seller and such Seller has not made any assignment for the benefit of creditors and no execution or attachment has been levied against such Seller on account of any Encumbrance or Order.

4.5                                 Brokers’ and Finders’ Fees.  Except for the fees to be paid to Claris Capital, LLC by the Company (the “Claris Fees”), all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by such Seller in such a manner as not to give rise to any claim against Company, any or its assets or Purchaser for a brokerage commission or finder’s fee.

4.6                                 Claims.  There are no claims pending or, to the Knowledge of such Seller, threatened, against such Seller seeking to restrict, prevent or to challenge the transactions contemplated by this Agreement and the Ancillary Agreements.

ARTICLE V: REPRESENTATIONS AND WARRANTIES OF SELLER AND COMPANY

Sellers and Company represent and warrant to Purchaser that the statements contained in this Article V are correct and complete as of the date of this Agreement, except as set forth on the schedules Sellers and Company have delivered to Purchaser on the date hereof (the “Disclosure Schedules”).  The Disclosure Schedules are arranged in paragraphs corresponding to the numbered and lettered Sections contained in this Article V, and the disclosure in any such numbered and lettered section of the Disclosure Schedules shall qualify only the corresponding Section in this Article V and any other sections that are specifically cross-referenced (except that any matter disclosed in one section shall also be deemed to constitute an exception to other sections in this Article V if the relevance of such matter to such other sections is reasonably apparent from the disclosure).

5.1                                 Organization and Good Standing.  Company is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware, USA and has the requisite power and authority to own and operate its properties and business as now conducted (the “Business”).  Company is duly licensed or qualified to conduct business as a foreign corporation and is in good standing as a foreign corporation where such qualification is required except where such failure would not have a Material Adverse Effect on the Company.  There is no pending, or to any Seller’s or Company’s Knowledge, threatened, action by a Governmental Body for Company’s dissolution, liquidation or insolvency.

5.2                                 Capitalization.  The authorized capital stock of Company consists solely of 11,600,000 shares of Common Stock, par value $0.000001 per share.  As of the date hereof, 7,000,000 shares of Common Stock are issued and outstanding.  All such issued and outstanding Shares have been duly authorized and validly issued, are fully paid and nonassessable and were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  The Company has reserved 4,600,000 shares of Common Stock for the Company Stock Option Plan. The Shares constitute all of the issued and outstanding capital stock of Company and no other class of capital stock or other ownership interest of Company is authorized or outstanding.  Schedule 2.1 sets forth a true and complete list of each holder of the Shares and the number of Shares held by such Person.  Each holder of the Shares set forth on Schedule 5.2 is the record and beneficial owner of and has good and valid title to the number of Shares set forth opposite their respective names.  Upon the transfer, assignment and delivery to Purchaser of the Shares listed in Schedule 2.1 as provided in this Agreement, Purchaser will own all issued and outstanding Shares.  Except as set forth on Schedule 5.2, there are no outstanding subscriptions, warrants, options, calls or commitments of any character relating to or entitling any person to purchase or otherwise acquire any equity interest (including the Shares) or other securities of Company.  Except as set forth on Schedule 5.2, there are no outstanding obligations or securities convertible into or exchangeable for any equity interest (including the Shares) or other securities of Company or any commitment of any character relating to or entitling any person to purchase or otherwise acquire any such obligations or securities. There are no preemptive or similar rights to subscribe for or to purchase any equity interest (including the Shares) or other securities of Company and there are no commitments of any kind or type for the issuance of any equity interests (including the Shares) or other securities of Company. There are no agreements or understandings between or among any persons that affect or relate to the voting or giving of written consents with respect to any security of Company.

5.3                                 Subsidiaries.  Company has no subsidiaries and there is no partnership, joint venture or similar entity of which Company is a partner, venturer, member or other participant.  Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity.  Company has not agreed and is not obligated to make any future investment in or capital contribution to any other venture or entity.

5.4                               No Violation.  Except as set forth on Schedule 5.4, neither execution nor performance of any obligations under this Agreement by Seller or Company nor the consummation of the transactions contemplated herein will:

5.4.1                        violate any provisions of the Certificate of Incorporation, as amended, the Bylaws or other charter documents of Company;

5.4.2                        violate or constitute a default under, permit the termination or cause the loss of any rights or options under any Material Contract;

5.4.3                        require any authorization, consent or approval of any party to any Material Contract; or

5.4.4                        result in the creation or imposition of any lien or Encumbrance upon any properties or assets of Company.

5.5                                 Financial Condition.

5.5.1                        Financial Statements Provided.  Seller has provided to Purchaser copies of the following financial statements and notes (collectively, the “Company Financial Statements”): (i) Company’s audited balance sheets, statements of income, statements of stockholders’ equity, and statements of cash flow as of and for the fiscal years ended on December 31, 2002 and 2003 (the “Audited Financial Statements”), and (ii) the unaudited balance sheet, statement of income, statement of stockholders’ equity, and statement of cash flow (the “Interim Financial Statements”), as of and for the eleven months ended November 30, 2004 (the “Balance Sheet Date”).  A true and complete copy of the Company Financial Statements has been delivered to Purchaser.

5.5.2                        The Company Financial Statements:

(a)                                  have been prepared in accordance with the books and records of Company;

(b)                                 except as set forth on Schedule 5.5.2, have been prepared in accordance with GAAP in all material respects, applied on a consistent basis throughout the periods covered thereby (other than the presentation of footnote disclosure for the Interim Financial Statements);

(c)                                  fairly present Company’s consolidated financial condition and the results of its operations as of the relevant date thereof and for the period covered thereby;

(d)                                 contain and reflect all necessary adjustments and accruals for a fair presentation of Company’s consolidated results of its operations for the period covered by said financial statements;

(e)  contain and reflect adequate provisions for all reasonably anticipated liabilities for all Taxes, with respect to the period then ended and all prior periods; and

(f)  with respect to contracts and commitments for the sale of goods or the provision of services by Company, contain and reflect adequate reserves for all reasonably anticipated losses and costs and expenses in excess of expected receipt.

5.5.3                        Payroll Obligations.  Without limiting the foregoing, except as expressly set forth on the Company Financial Statements or Section 5.5.2(b) above, for the period ending on the Balance Sheet Date, Company has no liability with respect to any payroll obligations for salary, hourly wages or otherwise.

5.5.4                        Internal Controls.   Company maintains a system of internal accounting controls consistent with those maintained by privately held companies of similar size sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

5.5.5                        Tax Matters.

(a)                                  Company filed all Tax Returns it was required to file under applicable Laws and Treasury Regulations, copies of which have been provided to Purchaser.  All such Tax Returns were true, correct and complete in all respects and have been prepared in substantial compliance with all applicable Laws and Treasury Regulations.  All Taxes required to be paid by the Company with respect to the periods covered by such Tax Returns (whether or not shown thereon) have been paid.

(b)                                 No taxation authority has asserted any claim for the assessment of any additional Taxes against the Company of any nature.   The Company has paid, withheld, or reasonably accrued on the Interim Financial Statements (or on the books of the Company through and until the close of business on the Closing Date) any and all Taxes (as applicable) in respect of the conduct of its business or the ownership of its property and in respect of any transactions through and until the close of business on the Closing Date and all such Taxes which are required to be withheld or collected by Company have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority or properly segregated or deposited by the law of any applicable state, the federal laws of the United States or the laws of any foreign jurisdiction where Company (or its operations) are subject to Tax.  Notwithstanding the foregoing, if any such payments become due with respect to the period of time before the Closing Date, which were not reasonably provided for in the Interim Financial Statements (or on the books of the Company through and until the close of business on the Closing Date), such Taxes will be for the account of Sellers and Company, and Sellers will be responsible for them; provided, however, that any such Taxes (or portion thereof) pertaining to Tax Returns for taxable years that do not terminate on or before the Closing Date that relate to any actions of, activities of, or circumstances created by Purchaser or any affiliate of Purchaser (which includes the Company after the acquisition of the Company by Purchaser), will be for the account of Purchaser and Purchaser will be responsible for them.  There are no liens against the Company for any Taxes.

(c)                                  Neither Company, nor any predecessor to Company, has taken any reporting position on a Tax Return, which reporting position (i) if not sustained would give rise to a penalty for substantial understatement of federal income Tax under and within the meaning of Section 6662 of the Code (or any predecessor statute or any corresponding provision of any such predecessor statute, or state, local, or foreign Tax law), and (ii) has not adequately been disclosed on such Tax Return in accordance with Section 6662(d)(2)(B) of the Code (or corresponding provision of any such predecessor statute, or state, local, or foreign Tax law).  The Company has not engaged in any transaction or series of transactions that would be required to be listed or reported under Sections 6011, 6111 or 6112 of the Code, or the rules, Treasury Regulations, notices, pronouncements or other statements from the IRS issued or promulgated thereunder.

(d)                                 Company has no liability (of any kind) for the Taxes of any Person (other than Taxes of Company) (i) under Treasury regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise.

(e)                                  Neither Company nor any predecessor of Company has any liability (of any kind) for any obligation under Section 1374 of the Code (or any similar obligation under applicable state law) as a result of the Section 338(h)(10) Election, if made.

(f)                                    The applicable statute of limitations have not been waived or extended for any Company (or predecessor of Company) Tax Return.

(g)                                 Company has not made and is not obligated to make, any payment, nor is it a party to any agreement that could obligate it to make any payments that will not be deductible under Code Section 280G, or would constitute compensation in excess of the limitation set forth in Section 162(m) of the Code.

(h)                                 Company is a validly electing S corporation within the meaning of Code Sections 1361 and 1362 and all applicable state and local tax laws effective for all taxable periods since March 29, 2000 and Company will be an S corporation up to and including the Closing Date.

(i)                                     Company has never agreed to or, to any Seller’s or Company’s Knowledge is not required to make any adjustments under Section 481(a) of the Code by reason of a change in accounting method or otherwise.

(j)                                     Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution qualifying for tax free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(k)                                  Company Stock Options, when issued and thereafter, satisfied the requirements of Treasury Regulation Section 1.1361-1(l)(4)(iii)(B)(2).

5.5.6                        No Undisclosed Liabilities.  Except as set forth on Schedule 5.5.6, Company has, as of the date hereof, no indebtedness, liabilities, claims, losses, damages, deficiencies, obligations or responsibilities, known or unknown, liquidated or unliquidated, accrued or unaccrued, absolute, contingent or otherwise, and whether or not of a kind required by GAAP to be set forth on financial statements, which individually or in the aggregate are material to the condition (financial or otherwise) of the assets, liabilities, business, operations or prospects of Company.

5.5.7                        Accounts Receivable.  All accounts receivable of the Company existing as of the date hereof resulted from valid sales or services, represent valid obligations of customers and were and are subject to no valid offsets or counterclaims.  The Company has not pledged any of its accounts receivable. Schedule 5.5.7 provides an accurate and complete breakdown and aging of all billed and unbilled accounts receivable, notes receivable and other receivables of Company as of the Balance Sheet Date.  All existing accounts receivable of Company (including those accounts receivable reflected on the Interim Financial Statements that have not yet been billed or that have not yet been collected and those accounts receivable that have arisen since the Balance Sheet Date and have not yet been collected) are current and to Company’s Knowledge and, except as set forth on Schedule 5.5.7, are expected to be collected in full when due, without any counterclaim or set off.  Schedule 5.5.7 indicates all receivables that resulted from “at risk” work performed under or in connection with any Government Contract where formal, signed orders or contracts have not been obtained.

5.5.8                        Accounts Payable.  All of the accounts payable recorded in the Interim Financial Statements and all accounts payable of Company as of the date hereof, arose from bona fide purchases of goods or services in the Ordinary Course of Business.

5.5.9                        Absence of Certain Changes.  Since the Balance Sheet Date, Company has conducted the Business in the Ordinary Course of Business consistent with past practices and, except as disclosed on Schedule 5.5.9, there has not been:

(a)                                  any material adverse change in the assets or liabilities or in the condition, financial or otherwise of Company, taken as a whole;

(b)                                 any material adverse change in, or in the condition of, the material assets of Company, except for dispositions or wear and tear in each case in the Ordinary Course of Business;

(c) any option grants, declaration or setting aside or payment of any dividend or other distribution in respect of the capital stock of Company;

(d)                                 any increase in the compensation payable or to become payable by Company to any of its employees (excluding officers and directors) except in the Ordinary Course of Business;

(e)                                  any material adverse change in the financial condition or business of Company taken as a whole, or any occurrence or state of facts which might have a Material Adverse Effect on the Company;

(f)                                    any change in the accounting principles and practices followed by Company;

(g)                                 any transactions, agreements or commitments entered into by Company with terms that materially deviate from those entered into in the past in the Ordinary Course of Business;

(h)                                 any creation or assumption by Company or any lien, claim or encumbrance on any asset of Company other than in the Ordinary Course of Business;

(i)                                     any amendments or changes in the Certificate of Incorporation or Bylaws of Company; and

(j)                                     any modification, amendment, assignment or termination of or relinquishment by Company of any rights under any Material Contract.

5.6                                 Compliance with Laws; Governmental Matters. Company is in material compliance with all Laws applicable to Company.  Company holds all the material permits, licenses and other authorities that it is required to hold under applicable Law.

5.7                                 Litigation.  Except as disclosed on Schedule 5.7, there is no action, suit, arbitration, legal, administrative or other proceeding of any nature pending, or, to the Knowledge of any Seller or Company, threatened, by or against or otherwise affecting Company or its business, operations, properties, financial conditions or prospects other than as would not have a Material Adverse Effect.

5.8                                 Property of Company.

5.8.1                                                Real Property.  Company does not own any real property.  Schedule 5.8.1 lists, as of the date hereof, each real property lease, sublease and occupancy agreement to which Company is a party as lessee, sublessee or occupant (collectively, the “Leases”).  Company has not received any notice that a landlord under any such rentals intends to cancel or terminate any of the same. To the Knowledge of the Company, all such Leases are valid and subsisting and no default or event of default (or event which with notice or lapse of time, or both, would constitute a default) exists thereunder.  Company has not been advised of any material violation of any applicable Environmental Law, zoning, building or use regulation with respect to such Leases.  Company has provided complete copies of the Leases to Purchaser.

5.8.2                                                Tangible Personal Property.  Company has good and marketable title to all material tangible personal property reflected on the Company Financial Statements and, except as set forth on Schedule 5.8.2, none of such assets is subject to any Encumbrance of any kind, and is free from defects is in good operating condition (subject to normal wear and tear), and is suitable for the purposes for which it is currently used.  Schedule 5.8.2 lists, as of the date hereof, each material tangible personal property lease to which Company is a party as lessee (collectively, the “Personal Property Leases”).  Company has not received any notice that a lessor under any such Personal Property Lease intends to cancel or terminate any of the same. To the Knowledge of Company, all such Personal Property Leases are valid and subsisting and no default or event of default (or event which with notice or lapse of time, or both, would constitute a default) exists thereunder.  Company has provided complete copies of the Personal Property Leases to Purchaser.

5.8.3                                                Intellectual Property.  All patents, trademarks, service marks, trade names, copyrights, material trade secrets and other Intellectual Property of Company are set forth on Schedule 5.8.3.  Company has title, ownership or a license for all Intellectual Property necessary for its business as presently conducted, without any infringement of the rights of others.  Except as set forth on Schedule 5.8.3, there are no outstanding options, licenses or agreements of any kind relating to any Intellectual Property owned by Company.  Company has not received any notices alleging that Company has violated any Intellectual Property of any other person or entity nor do Seller or Company have any Knowledge of any third party that is infringing or violating any such rights of Company.  Company does not need to utilize any inventions of any of its past or present employees or consultants made prior to their employment or retention by Company that have not previously been fully and exclusively assigned to Company without restrictions.

5.9                                 Contracts.  Schedule 5.9 identifies all Contracts to which Company is a party or by which it is bound, which involves the payment of cash or delivery of any product or service with a value in excess of $100,000 in any year.  In addition, Schedule 5.9 identifies each Contract to which Company is a party or by which it is bound which:

5.9.1                                                relates to the employment of, or the performance of services by, any Person, including any consultant or independent contractor which requires payments by Company in excess of $50,000 per year or more than $100,000 in the aggregate;

5.9.2                                                relates to the acquisition, transfer, use, development, sharing or license of any material technology, asset or Intellectual Property in excess of $50,000;

5.9.3                                                imposes any material restriction on Company’s right or ability (a) to compete with any other Person, (b) to acquire any material product or other assets or any services from any other Person, to sell any material amount of product or other assets to, or perform any material services for any other Person, or (c) develop or distribute any material technology;

5.9.4                                                creates or involves any agency relationship, distribution arrangement or franchise relationship;

5.9.5                                                relates to the acquisition, issuance or transfer of any capital stock of Company;

5.9.6                                                relates to the creation of any Encumbrance with respect to any material asset of Company;

5.9.7                                                involves or incorporates any guaranty, any pledge, any performance or completion bond, or any surety arrangement by Company;

5.9.8                                                creates or relates to any partnership or joint venture or any sharing of revenues, profits, losses, costs or Liabilities; or

5.9.10                                          was entered into by Company outside the Ordinary Course of Business and requires payments to or by Company in an amount greater than $2500 in the aggregate.

The Contracts described above are referred to in this Agreement as “Company Contracts.”  Company has made available to Purchaser accurate and complete copies of all material written Company Contracts.  Schedule 5.9 provides an accurate summary of the terms of each material Company Contract that is not in written form.

5.10                           Government Contracts.

5.10.1  Schedule 5.10.1 lists all of Company’s Government Contracts (other than those listed on Schedule 5.10.2), providing for each: (a) the project and customer name, (b) the Government Contract number, (c) the Government Contract’s period of performance, (d) where applicable, the Government Contract’s total estimated cost or price and total allotted funding,  and (e) the total amount billed to date and retainage amount to date.

5.10.2  Schedule 5.10.2 lists Company’s Government Contracts that have generated, or are reasonably expected to generate, over $500,000 for the fiscal year ending December 31, 2004, providing for each: (i) the Government Contract number and the name of each Governmental Body that is a party to such Government Contract, (ii) the government contracting officer and such officer’s phone number, (iii) the total estimated cost or price of the Government Contract, (iv) the type of Government Contract, (v) the performance term (base year and number of option years) and the current performance period, (vi) Company’s contract administrator and such administrator’s phone number, (vii) Company’s project manager and such manager’s phone number, (viii) a description of the products and services provided under the terms of such Government Contract, (ix) a list of all major subcontractors/vendors and the work/items they provide and total estimated cost or price of the relevant Government Subcontract, (x) a list of all Government Property provided in connection with such Government Contract, (xi) a list of all government-owned, government-operated, government-controlled or government provided facilities or accommodations necessary for or used in performance of such Government Contract, (xii) an identification of any secure or classified facilities or requirements on such Government Contract, and (xiii) an identification of any team arrangement or joint venture that was entered into or is applicable to such Government Contract.

5.10.3 Except as set forth in Schedule 5.10.3:

(a)  Company’s Government Contracts are Enforceable against Company and, to the Knowledge of Company, such Government Contracts are Enforceable against the other parties thereto.

(b)  Neither the U.S. government nor any prime contractor, subcontractor or other person has notified Company in writing or orally, that Company has Breached any Law, certification, representation, clause, provision, requirement, or implied duty pertaining to any Government Contract, nor, to Company’s Knowledge, is any audit or investigation on-going or threatened related to any of Company’s Government Contracts.

(c)  No termination for convenience is in effect and no termination for default, cure notice, show cause notice or notice of Breach, has been issued or received, or is reasonably anticipated to be issued or received, pertaining to any Government Contract.

(d)  There exist no outstanding material claims against Company, either by any Governmental Body or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract or Government Subcontract.

(e)  Neither Company nor any of its directors, officers or employees are currently debarred or suspended by any Governmental Body, nor has the Company received notice of any proposed or threatened suspension or debarment action.

(f)  Company has not assigned or otherwise conveyed or transferred, or agreed to assign, to any Person, any Government Contracts, or any account receivable relating thereto, whether as a security interest or otherwise.

5.11                           Material Contracts.  The Company Contracts, the Leases, the Personal Property Leases and the Company’s Government Contracts are hereby the “Material Contracts”.  As of the date hereof:

5.11.1                                          to the Knowledge of Company, each Material Contract entered into by Company whether orally or in writing is the valid and binding obligation of the other contracting party Enforceable in all material respects in accordance with its terms against the other contracting party (except that (i) such enforcement may be subject to any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditor’s rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought) and is in full force and effect and all rights of Company are owned free and clear of any Encumbrance;

5.11.2                                          Company has fulfilled all material obligations and is not in Breach of any material obligation required pursuant to each Material Contract to have been performed by it prior to the date hereof;

5.11.3                                          To each Sellers’ and Company’s Knowledge no other contracting party to any Material Contract is now in material breach thereof; neither Seller nor Company has Knowledge of any anticipated material breach thereof by any such party; and there are not now any material disagreements or disputes between Company and any other party to any Material Contract relating to the validity or interpretation of such Material Contract or to the performance by any party thereunder; provided, that a matter shall be deemed “material” under this Section 5.11.3 as it relates to the business, operations, assets, results of operations or condition (financial or otherwise) of Company to the extent that it has a financial consequence in excess of $50,000;

5.11.4                                          Company has not received any notice that any party to a Material Contract intends to cancel or terminate any such Material Contract or to exercise or not to exercise any option thereunder;

5.11.5                                          Company is not a party to, nor bound by, any contract or any provision of its Certificate of Incorporation or Bylaws, which materially restricts the conduct of its Business;

5.11.6                                          Company is not under any material Liability or obligation with respect to the return of inventory or products sold or licensed by Company that are in the possession of distributors, dealers or customers.

5.12                           Employment Agreements and Employment Matters.

5.12.1                                          Employment Agreements.  Schedule 5.12.1 lists:  (i) all employment agreements with employees and officers of Company; (ii) all agreements with consultants who are individuals obligating Company to make annual cash payments in an amount exceeding $50,000; (iii) all employees of, or consultants to, Company who have executed a non-competition agreement with Company; (iv) all severance agreements, programs and policies of Company currently in effect with or relating to its employees; and (v) all plans, programs, agreements and other arrangements of Company with or relating to its employees which contain change in control provisions:

(a)          Schedule 5.12.1(a) lists all key executive employees of the Company as of the date hereof.  As of the date hereof to any Seller’s or Company’s Knowledge, none of such key executive employees has plans to terminate his or her employment at or prior to the Closing, whether or not as a result of the transactions contemplated herein; and

(b)         Company is not a party to any collective bargaining or other labor union agreements. There are, and for the past two years have been, no strikes, work stoppages, union organization efforts or lawsuits (other than grievance proceedings) pending or, to the Knowledge of Company, threatened or reasonably anticipated between Company and (i) any current or former employees of Company or (ii) any union or other collective bargaining unit representing such employees.  Except as set forth on Schedule 5.12.1(b), there is no unfair labor practice charge or complaint or any other employment related charges or complaints, or other proceedings, against the company pending or threatened before the National Labor Relations Board or any similar state or foreign agency.

(c)          Company has materially complied and is in material compliance with all applicable Laws relating to employment, labor, or the workplace, including Laws relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker’s compensation, employee privacy and right to know.  Company has not incurred any liability under, and has complied in all material respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and does not reasonably expect to incur any such liability as a result of actions taken or not taken by the Company prior to the consummation of the transactions described in this Agreement.

5.12.2                                          Compliance with Labor Laws and Agreements; Pension.

(a)          Schedule 5.12.2(a) lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), all employee welfare plans (as defined in Section 3(1) of ERISA) and all other bonus, stock option, stock purchase, incentive or deferred compensation, supplemental retirement, severance and other fringe or employee benefit plans, programs, or arrangements, and any employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to, and which is maintained or contributed to by Company, any trade or business (whether or not incorporated) which is a member of a controlled group including Company or which is under common control with Company (an “ERISA Affiliate”) within the meaning of Section 414 (b) or (c) of the Code (collectively the “Company Employee Plans”).  There have been made available to Purchaser copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b) of ERISA), (ii) the most recent annual report on Form 5500, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and (iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA.

(b)         Except as set forth on Schedule 5.12.2(b): (i) none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person (other than post-employment benefits provided in accordance with the health care continuation provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or comparable state law), and neither the Company nor any ERISA Affiliate has at any time within the preceding five years contributed to or had an obligation to contribute to a “multiemployer plan” as such term is defined in Section 3(37) of ERISA; (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could reasonably result in any liability of Company; (iii) all Company Employee Plans are in material compliance with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, the Pension Benefit Guaranty Corporation (the “PBGC”), the IRS or Secretary of the Treasury) and Company has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section

501(a) of the Code is the subject of a favorable determination letter or opinion letter from the IRS, and nothing has occurred which may reasonably be expected to result in revocation of such determination letter or opinion letter; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) neither Company nor any ERISA Affiliate has at any time within the preceding five years maintained an employee pension benefit plan subject to Title IV of ERISA; (viii) there is no pending or, to the Knowledge of Company, threatened litigation, administrative action or proceeding relating to any Company Employee Plan (other than claims for benefits in the ordinary course of business); (ix) there has been no announcement or commitment by Company to create an additional Company Employee Plan or to amend a Company Employee Plan except for amendments required by applicable law or changes in the ordinary course, in each case which have been disclosed to Parent and which do not and will not increase the cost of such Company Employee Plan; (x) to the Knowledge of the Company, the Company has no Liability, including any obligations under any Company Employee Plan, with respect to any misclassification of a person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer; and (xi) with respect to Company, except as specifically identified in the Company Disclosure Schedules, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) increase the amount of, accelerate the time of payment of, or the vesting of compensation payable to any employee or (B) result in any liability to any present or former employee, including but not limited to, as a result of the Worker Adjustment Retraining and Notification Act or any similar state or local law, rule or regulation.

5.13                           Insurance.  Company has in full force and effect valid policies of insurance covering the risks of the Business in the amounts and against the risks customarily obtained by organizations similarly situated and sufficient for Company’s fulfillment of its requirements under applicable Law and the Material Contracts, with the insurance companies and with the limits set forth in Schedule 5.13. Such insurance is terminable by Company as per the dates reflected in Schedule 5.13.  Except as set forth in Schedule 5.13, there are no outstanding unpaid claims under any such policy. Neither Seller nor Company has any Knowledge of any inaccuracy in the application for such policies, any failure to pay premiums when due, or any similar state of facts which may form the basis for termination of any such insurance.  Except as set forth on Schedule 5.13, no such policy is terminable or cancelable by the insurer by virtue of the consummation of the transactions contemplated herein.

5.14                           Suppliers.   No person who was a material supplier of Company at any time since the Balance Sheet Date has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with Company or has since such date decreased or limited materially, or, to the Knowledge of Company, threatened to decrease or limit materially, its services, supplies or materials to Company, as the case may be. Company has no Knowledge that any such supplier intends to cancel or otherwise modify its relationship with Company or to materially decrease or limit its services or products to Company. To the Knowledge of the Company or any of the Sellers, and to the extent that such supplier has informed the Company or any of the Sellers, the acquisition of the Shares by Purchaser will not adversely affect the relationship of Company with any such supplier. There are no binding obligations of Company to purchase any services or products from any of its suppliers.

5.15                           Product Warranty.  Each of Company’s products materially conforms to the standards of its industry, provided, however that no representation is made with respect to (a) any failure of an interconnected or embedded third party product; (b) any modifications made to any of Company’s products by others than Company without authorization of Company; or (c) any use of Company’s products contrary to its product documentation.

5.16                           Claims and Occurrences.  There is no claim now pending or, to the Knowledge of Company, threatened by or before any authority alleging any defect in any product manufactured, shipped, sold, licensed, installed or delivered by Company or alleging, with respect thereto, any failure of

Company to warn or any breach by Company of any implied warranties or representations.

5.17                           Security Clearances.  Schedule 5.17 (i) sets forth a true and complete list of all facility and personnel security clearances currently held by Company, any Affiliate of Company, or by an officer, director, employee, consultant or independent contractor of Company and (ii) lists any current charges, inquiries, charges, investigations, proceedings, notices or communications pertaining to the status of any of the foregoing scheduled facility and personnel security clearances of which the Company has Knowledge.  Such clearances are all of the clearances reasonably necessary to conduct Company’s Business.

5.18                           Environmental Matters.  Company is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by Company of all material Permits and other authorizations from Governmental Bodies required under applicable Environmental Laws, and material compliance with the terms and conditions thereof.  Company has not received any notice or other written communication, whether from a Governmental Body, citizens group, employee or otherwise, that alleges that Company is not in material compliance with any Environmental Law.  To any Seller’s or Company’s Knowledge, no current or prior owner of any property leased or controlled by Company has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that such current or prior owner or Company is not in compliance with any Environmental Law.  All applications required to have been filed for the renewal of material Permits or authorizations from Governmental Bodies have been duly filed on a timely basis with appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Permits or authorizations has been duly given or made on a timely basis with the appropriate Governmental Body, except as would not have a Material Adverse Effect on the Company.

5.19                           Compliance with Export and Import Laws and Regulations.

5.19.1                                          Company is in compliance with all currently applicable U.S. Export and Import Laws.  There are no claims, complaints, charges, investigations or proceedings pending or, to any Seller’s or Company’s Knowledge, reasonably expected or threatened between Company and the United States Government under any U.S. Export and Import Laws.

5.19.2                                          Company has complied with and is in compliance with all currently applicable Foreign Export and Import Laws.  There are no claims, complaints, charges, investigations or proceedings pending or, to any Seller’s or Company’s Knowledge, reasonably expected or threatened between Company and a foreign government under any Foreign Export and Import Laws.

5.19.3                                          Company has complied and has prepared and timely applied for all import and export licenses required in accordance with U.S. Export and Import Laws and Foreign Export and Import Laws, for the conduct of Company’s current business.

5.19.4                                          Company has made available to Purchaser true and complete copies of issued and pending import and export licenses, and all documentation required by, and to necessary to evidence compliance with, all U.S. Export and Import Laws and all Foreign Export and Import Laws.

5.20                           Transactions with Related Parties.  Except as set forth on Schedule 5.20, there are no transactions between Company and any director, officer, employee, Seller or Affiliate of Company or a Seller (“Related Party”) other than customary payroll obligations and benefits plans generally made available to Company employees.

5.21                           Broker’s Fees.  Except for the Claris Fees, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions described herein based upon arrangements made by or on behalf of Company or any Seller and neither Company nor any Seller has any liability or obligation to pay any fees or commissions to any broker, finder, or similar agent with respect to the transactions described herein.

5.22                           Powers of Attorney and Suretyships.  Except as disclosed in Schedule 5.22, Company has no general or special powers of attorney outstanding (whether as grantor or grantee thereof) or any obligation or liability (whether actual, accrued, accruing, contingent or otherwise) as guarantor, surety, cosigner, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any person.

5.23                           Absence of Adverse Changes.  To neither any Seller’s nor to Company’s Knowledge, there are no existing facts or contingencies that could reasonably be expected to have a Material Adverse Effect on the Company.

5.24                           Backlog.  Company calculated its backlog as of the Balance Sheet Date (which information has been provided to Purchaser) in good faith and consistent with prior accounting periods.  Neither Company nor any Seller has Knowledge of any facts or circumstances, including any written or oral notice of any program cancellation or change in program schedule, contract reduction, modification or early termination, which would reasonably be expected to cause, individually or in the aggregate, a material change in Company’s calculation of such backlog.

5.25                           Payment of Sale Bonuses; No Violation.  Company’s payment of the Sale Bonuses will not Breach any certification, representation, clause, provision, requirement or implied duty pertaining to any Government Contract, nor violate any Law of the U.S. government relating to contractor conduct or integrity in the government procurement process.

5.26                           Full Disclosure.  None of the representations and warranties made by Company or Sellers in this Agreement or the Schedules hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.  There is no fact that Company or any Seller has not disclosed to Purchaser that could reasonably be expected to have a Material Adverse Effect on Company.

ARTICLE VI: REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser represents and warrants to each Seller as follows:

6.1                                 Due Incorporation.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to enter into this agreement and to perform fully Purchaser’s obligations hereunder.

6.2                                 Due Authorization.  The execution and delivery of this Agreement and the consummation of the transaction contemplated hereby have been duly authorized by all necessary corporate action of Purchaser. This Agreement is and will be the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

6.3                                 No Violation.   The execution of this Agreement by Purchaser, the performance of any obligation under this Agreement by Seller and the consummation of the transactions contemplated herein will not result in a default under or in violation of the terms and conditions of the certificate of incorporation or by-laws of Purchaser or any contract, agreement, bond, note, evidence of indebtedness or other instrument to which Purchaser is a party or under which it is bound.

6.4                                 Full Disclosure.  None of the representations and warranties made by Purchaser in this Agreement hereto contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading.

ARTICLE VII: CONDITIONS PRECEDENT TO THE CLOSING

7.1                                 Conditions Precedent to the Obligation of Each Party to Close.  The following conditions shall be fulfilled at or prior to the Closing:

7.1.1                                                No Action or Proceeding. No action, suit, investigation or proceeding shall have been instituted before any court or Governmental Body seeking to challenge or restrain the transactions contemplated herein which presents a substantial risk that such transactions will be restrained or that either Party may suffer damages or other relief as a result of consummating such transactions.

7.1.2                                                Governmental Approvals.  Any and all permits and approvals from any Governmental Body (including, without limitation, Hart-Scott-Rodino approval of the transaction by the U.S. Department of Justice, as applicable) required for the lawful consummation of the transactions contemplated herein shall have been obtained.

7.1.3                                                Security Clearances.  Confirmation shall have been obtained from the Cognizant Agency (including all SCIF sponsors, if any) that such agency or authority will not recommend that Company’s security clearances, including any facility security clearances or individual/personnel security clearances, be revoked, suspended or downgraded as a result of the consummation of the transactions described in this Agreement.

7.1.4                                                Ancillary Agreements.  Sellers and Purchaser have negotiated and executed the following Ancillary Agreements, which shall be executed and delivered among the Parties at the Closing:

(a)  Employment Agreements with Andrew Gomer, Ayampillay Jeyanathan, Michael Beach and Claudia Angelone.

7.1.5                Delivery at Closing of the following documents:

(a)          an affidavit by Sellers as described in Code Section 1445(b)(3);

(b)         the written resignations of all of the directors and current officers of Company as officers and directors of the Company, effective as of the Closing Date, with the exception of Andrew Gomer, who shall continue to serve as President of Company;

(c)          the Escrow Agreement executed by Sellers’ Representative on behalf of Sellers, Purchaser and Escrow Agent;

(d)         such other documents as the Parties may reasonably request.

7.2                                 Conditions Precedent to the Obligation of Purchaser to Close.  The following conditions shall be fulfilled to the benefit of Purchaser at or prior to Closing:

7.2.1                                                Each of the representations and warranties contained in Articles IV and V shall be true and correct as of the Closing Date.

7.2.2                                                Seller shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.

7.2.3                                                There shall not have occurred a Material Adverse Effect on Company or and developments that is reasonably likely to result in any Material Adverse Effect on Company.

7.2.4                                                Company shall have purchased the Tail Policy as described in Section 10.4.

7.2.5                                                Delivery by Sellers at Closing of the following documents:

(a)          certificate from the Secretary of State’s office of the State of Delaware certifying that Company is in good standing, dated as of a date not earlier than five (5) Business Days prior to the Closing Date;

(b)   a certificate of an officer of Company, dated as of the Closing Date, certifying that the representations and warranties contained in Article V are true and correct as of the Closing Date;

(c)          a certificate of the secretary of Company, dated as of the Closing Date, certifying (i) the Certificate of Incorporation and Bylaws of Company as of the Closing Date;  and (ii) the resolutions and/or consents of Company, Company’s board of directors and the Sellers necessary to authorize the transactions contemplated hereunder including resolutions of the Company’s board of directors determining that the Option Consideration to be distributed to the Option Holders shall equal the “Pay-Out Consideration” of such Company Stock Options in form and substance as determined in accordance with the terms of the Non-Qualified Stock Option Award Agreements between such Option Holders and the Company;

(d)         evidence satisfactory to Purchaser that BB&T has released the Company’s guaranty of Beulah Street, LLC’s loan facilities with BB&T;

(e)          an opinion of Company’s counsel containing customary legal opinions, addressed to Purchaser and dated as of the Closing Date;

(f)            executed documents from the Sellers reasonably necessary to effect the Section 338(h)(10) Election;

(g)         evidence satisfactory to Purchaser that the contract between the Company and Information Innovators has been terminated prior to or as of the Closing Date; and

(h)         such other documents as the Purchaser may reasonably request.

7.3                                 Conditions Precedent to the Obligation of Sellers to Close.  The following conditions shall have been fulfilled for the benefit of the Sellers at or prior to the Closing:

7.3.1                                                Each of the representations and warranties contained in Article VI shall be true and correct as of the Closing Date.

7.3.2                                                Purchaser shall have performed and complied with all agreements and conditions contained herein required to be performed or complied with by it prior to or at the Closing Date.

7.3.3                                                Delivery by Purchaser at Closing of the following documents:

(a)          certificate from the Secretary of State’s office of the State of Delaware certifying that Purchaser is in good standing, dated as of a date not earlier than five (5) Business Days prior to the Closing Date;

(b)         a certificate of the secretary of Purchaser, dated as of the Closing Date, certifying (i) the Certificate of Incorporation and Bylaws of Purchaser as of the Closing Date, (ii) that the representations and warranties contained in Article VI are true and correct as of the Closing Date and (iii) the resolutions and/or consents of Purchaser, Purchaser’s board of directors and shareholder necessary to authorize the transactions contemplated hereunder;

(c)          an opinion of Purchaser’s counsel containing customary legal opinions, addressed to Sellers and dated as of the Closing Date; and

(d)         such other documents as the Sellers may reasonably request.

ARTICLE VIII:  AGREEMENT AS TO CERTAIN TAX MATTERS; POST CLOSING COVENANTS

8.1                                 Section 338(h)(10) Elections.  Sellers shall, as and when requested by Purchaser by written notice to Seller’s Representative delivered within 45 days after the Closing Date, join with Purchaser in making a timely and effective election pursuant to Section 338(h)(10) of the Code (the “Section 338(h)(10) Election”) to treat the transaction hereunder as the deemed sale of the assets of Company for federal and applicable state income Tax purposes.  In order to effect such Section 338(h)(10) Election when and if elected by Purchaser, Sellers shall provide executed copies of such documents at Closing which are deemed necessary or desirable to make such election.  Sellers and Purchaser will act together in good faith to determine the deemed sale price of the assets of Company, such allocation to be made in accordance with fair value and in conformity with the requirements of Sections 338 and 1060 of Code and correlating Treasury Regulations promulgated thereunder, and based upon the agreed fair market values of the assets of Company (the “Allocation”) and will use the Allocation in reporting the deemed purchase and sale of the assets of Company for federal and applicable state income Tax purposes.

8.2                                 Return Filing.  Sellers’ Representative shall be responsible for correctly preparing all required Tax Returns for Company, for the taxable periods ending on or before the Closing Date (the “S Corp Periods”).  Sellers shall pay the cost of the preparation of such Tax Returns.  In preparing such Tax Returns for the S Corp Periods, Sellers’ Representative shall not deviate from the manner in which any item of income or expense of Company was reported in prior years, except as required by law.  Such Tax Returns shall be submitted to Purchaser for review at least 30 days prior to the filing date or any extension thereof for any such Tax Return.  All Tax Returns that are required to be filed pursuant to this Section 8.2 shall not be filed without the prior approval of Purchaser and/or Company as appropriate, which approval shall not be unreasonably withheld.  Company and/or Purchaser, as appropriate, shall execute and deliver such Tax Returns to Sellers’ Representative who shall file such Tax Returns on or before the due dates thereof and, the Sellers shall pay the correct amounts due thereof (including, but not limited to, any Tax attributable to the Section 338(h)(10) Election (if made), which includes any Tax arising under Section 1374 or similar provision, and any Tax imposed on the Company (entity-level taxes)).

8.3                                 Other Matters.  Seller’s Representative shall have the right, at its sole discretion, to direct the handling of all matters relating to federal, state or local Tax matters with respect to the S Corp Periods, including, without limitation, the prosecution of administrative or judicial remedies, the execution of any closing agreement or any consent or waiver extending the statute of limitations, the filing of any claim for refund, the amendment of any Tax Return, and the handling of any audit or administrative or judicial proceeding; provided, however, that the Seller’s Representative shall not take any position with respect to Taxes that could effect the Tax liability of Company for any period after the Closing Date, or of Purchaser, without the consent of Purchaser and/or Company as applicable, which consent shall not be unreasonably withheld.  Any income Tax refunds for any S Corp Period shall be the property of Sellers and Purchaser and/or Company as applicable shall deliver such Tax refunds to Seller’s Representative as promptly as possible upon receipt.  Sellers shall be responsible, however, for any and all reasonable costs incurred by Purchaser, Company or Sellers related to any Tax matters attributable to the S Corp Periods, e.g. audit defense, S corporation status defense, and remedies for an invalid S election.  Purchaser shall have the right, at its sole discretion, to direct the handling of all other matters relating to the federal, state, local or foreign Tax liabilities of Company, including, without limitation, the preparation of all Tax Returns, the payment of all liabilities, the prosecution of all administrative and judicial remedies, the execution of any closing agreement or any consent or waiver extending the statute of limitations and the filing of any claim for refund; provided, however, that Company shall not amend any Tax Return or otherwise take any position with respect to Taxes that could affect the Tax liability of any Seller without the consent of Sellers’ Representative, which consent shall not be unreasonably withheld.  Purchaser shall be responsible for any and all reasonable costs incurred by Sellers related to such matters.  Seller’s Representative and Purchaser shall provide each other with such cooperation and information as either of them reasonably may request of the other (and Purchaser shall cause Company to provide such cooperation and information) in filing any Tax Return, amended Tax Return, or claim for refund, determining a liability for Taxes or a right to refund for Taxes, or participating in any audit or other proceeding with respect of Taxes.

8.4                                 Consent to Collateral Assignment.  Sellers shall execute, as and when requested by Purchaser, a consent to Purchaser’s collateral assignment in connection with the line of credit Purchaser intends to obtain from Comerica Bank.

ARTICLE IX:  INDEMNIFICATION; REMEDIES

9.1                                 Survival.  All representations, warranties, covenants and obligations in this Agreement and the Disclosure Schedules and any other certificate or document delivered pursuant to this Agreement will survive the Closing for the period of time set forth in Section 9.4.  The closing of the transaction by Purchaser will not, in and of itself, (i) operate as a waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation or (ii) affect the right to indemnification, payment or Damages, or other remedies based on such representations, warranties, covenants, and obligations.  WGSI’s Knowledge of those matters detailed on Schedule 9.1 attached hereto shall in no way affect the right of any WGSI Indemnified Person (as hereinafter defined) to indemnification, payment of Damages (as hereinafter defined) or other remedy based on Sellers’ representations, warranties, covenants and obligations with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation.  WGSI neither admits to nor disclaims any Knowledge of any other matter, fact or circumstance that may be subject to, result in, or affect the right of any WGSI Indemnified Person to indemnification under this Article IX

9.2                                 Indemnification and Payment of Damages by Sellers.  Subject to the limitations set forth in this Section 9.2 and in Section 9.5, each Seller shall severally indemnify and hold harmless WGSI and its respective officers, directors, agents, attorneys and employees, and their Affiliates (individually a “WGSI Indemnified Person” and collectively the “WGSI Indemnified Persons”) from and against any and all losses, costs, damages, injuries or Liabilities arising from any demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys’ fees, whether relating to a third party claim, an action by a WGSI Indemnified Person to enforce its rights under the Agreement or any other action, proceeding or claim), charge, cost (including costs of investigation) or expense of any nature (other than lost opportunity or lost profits) (collectively, “Damages”) arising out of or related to (i) any Breach of the representations or warranties contained in Article V or (ii) any Breach of covenants or agreements given or made by Sellers and Company in this Agreement. Subject to the limitations set forth in this Section 9.2 and in Section 9.5, each Seller shall severally indemnify and hold harmless each WGSI Indemnified Person from and against any Damages arising out of a Breach by such Seller of the representations and warranties of such Seller contained in Article IV.  Any Damages payable to any WGSI Indemnified Person with respect to the first sentence of this Section 9.2 shall first be paid out of the Escrow Fund, to the extent any monies remain available for distribution therein.  Any Damages payable to any WGSI Indemnified Person with respect to the second sentence of this Section 9.2 shall be paid directly by the Seller liable therefor.  The Parties agree to treat indemnification payments under this Article IX as adjustments to the Purchase Price for Tax purposes.

9.3                                 Indemnification and Payment of Damages by Purchaser.  Subject to the limitations set forth in this Section 9.3, Purchaser shall indemnify and hold harmless Sellers (individually a “Seller Indemnified Person” and collectively the “Seller Indemnified Persons”) from and against any and all Damages arising out of or related to (i) any Breach of the representations or warranties contained in Article VI or (ii) any Breach of covenants or agreements given or made by Purchaser in this Agreement.  In no event shall the aggregate maximum Liability of Purchaser with respect to indemnification under this Section 9.3 exceed Three Million Four Hundred Thousand Dollars ($3,400,000).

9.4                                 Survival. The covenants and agreements of Company, Sellers and Purchaser contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue for a period of fourteen (14) months from the Closing Date (the “Expiration Date”), except that the representations contained in Sections 4.1, 4.2, 5.2, 5.5.3, 5.5.5 (Taxes) and 5.12.1(c) and claims for Damages based on fraud shall survive until the termination of the statute of limitations applicable to the subject matter of such representations.

9.5                                 Minimum Damages and Indemnification Cap.  Except for (i) any Damages resulting from any Seller’s or Company’s fraud or intentional misrepresentations Sellers shall have no obligation to indemnify WGSI Indemnified Persons from and against any Damages pursuant to Section 9.2 until the aggregate of such Damages for all WGSI Indemnified Persons exceeds $250,000 (“Minimum Damages”), at which point Sellers will be obligated to indemnify WGSI Indemnified Persons from and against all Damages in excess of Minimum Damages.  Notwithstanding the foregoing, other than for Damages resulting from (i) any Seller’s or Company’s fraud or intentional misrepresentations, (ii) Breach or misrepresentations in connection with the representations and warranties made in Section 5.5.5(h) to the extent the Damages arising therefrom are attributable to any Tax period ending on or before the Closing Date, or (iii) any unrecovered Downwards Adjustment Amount or Payroll Tax Adjustment (the “Cap Carveouts”), in no event shall the aggregate maximum Liability of Sellers with respect to indemnification under this Article IX exceed Three Million Four Hundred Thousand Dollars ($3,400,000).

9.6                                 Procedures for Indemnification — Third Party Claims.

9.6.1                                                Promptly after receipt by a WGSI Indemnified Person or a Seller Indemnified Person (the “Indemnified Party”) of notice of the commencement of any proceeding against it for which it is entitled to indemnification pursuant to this Agreement, such Indemnified Party shall, if a claim is to be made against Purchaser or Sellers, as the case may be (each, an “Indemnifying Party”), give notice to the Indemnifying Party of the commencement of such claim, but the failure to notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have pursuant to this Agreement to any Indemnified Party, except to the extent that the Indemnifying Party demonstrates that the defense of such action is prejudiced by the Indemnifying Party’s failure to give such notice. The Indemnified Party shall provide such evidence and documentation of the nature and extent of any Damages as may reasonably be requested by the Indemnifying Party.

9.6.2                                                If any proceeding referred to in Section 9.6.1 is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such proceeding, the Indemnifying Party will be entitled to participate in such proceeding and, to the extent that it wishes (unless (i) the Indemnifying Party is also a party to such proceeding and the Indemnified Party determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of its financial capacity to defend such proceeding and provide indemnification with respect to such proceeding), to assume the defense of such proceeding with counsel of its choosing and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Indemnified Party under this Article IX for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case subsequently incurred by the Indemnified Party in connection with the defense of such proceeding except in the event the Indemnifying Party is also a party to the lawsuit and a defense is available to the Indemnified Party which the Indemnifying Party is unable to raise or if there is otherwise a conflict of interest.  If the Indemnifying Party assumes the defense of a proceeding, (i) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (A) there is no finding or admission of any violation of any law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnified Party and (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; provided, that, the foregoing limitation shall not apply if any such monetary damages are properly attributable to the Minimum Damages exception in Section 9.5 and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement of such claims effected without its consent.  If notice is given to an Indemnifying Party of the commencement of any proceeding and the Indemnifying Party does not, within twenty (20) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of its election to assume the defense of such proceeding, the Indemnifying Party will be bound by any determination made in such proceeding or any compromise or settlement effected by the Indemnified Party.

9.6.3                                                The Indemnified Party shall cooperate fully in all respects with the Indemnifying Party in any such defense, compromise or settlement, including, without limitation, by making available all pertinent information under its control.  The Indemnifying Party will not compromise or settle any such action, suit, proceeding, claim or demand without the prior written consent of the Indemnified Party; provided, however, that in the event such consent is withheld, the liabilities of the Indemnifying Party shall be limited to the total sum representing the amount of the proposed compromise or settlement and the amount of counsel fees accumulated at the time such consent is withheld.  The Indemnifying Party shall not be liable for any settlement by the Indemnified Party of any action, suit, proceeding, claim or demand, unless the Indemnified Party obtains the prior written consent of the Indemnifying Party.

9.6.4                                                Notwithstanding the foregoing, if an Indemnified Party determines in good faith that there is a reasonable probability that a proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Party may, by notice to the Indemnifying Party, assume the exclusive right to defend, compromise, or settle such proceeding, but the Indemnifying Party will not be bound by any determination of a proceeding so defended or any compromise or settlement effected without its prior written consent, which may be withheld for any reason or no reason.

9.7                                 Procedure for Indemnification — Other Claims.  A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE X: MISCELLANEOUS

10.1                           Waiver.  Either Purchaser, on the one hand, or Sellers’ Representative (acting on behalf of Sellers), on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered by the other Parties pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other Parties contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby.  Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement or any Ancillary Agreement.  The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

10.2                           Public Announcements.  Purchaser may make any public announcements required by the U.S. Securities and Exchange Commission or the listing rules promulgated by the NASDAQ National Market, and Purchaser may issue one or more press releases subsequent to the signing and Closing of the Agreement.  All such public announcements shall be subject to the prior review and written consent of Sellers, which consent shall not be unreasonably delayed or withheld, provided, however, that Purchaser may make any such public announcement determined in good faith to be required by the U.S. Securities and Exchange Commission or the listing rules promulgated by the NASDAQ National Market regardless of Sellers’ consent.  Any other public announcement or similar publicity with respect to this Agreement or the transactions contemplated hereby, will be issued, if at all, at such time and in such manner as Purchaser and Seller mutually shall determine.

10.3                           Notices.  Each notice, demand, consent and other communication which may be required to be given by either Party to the other (“Communications”) shall be in writing. All Communications by Purchaser to Sellers shall be sent by overnight courier, addressed to Sellers’ Representative, Fred L. Levy, Sonnenschein Nath & Rosenthal LLP, 1301 K Street, NW, Suite 600, East Tower, Washington, DC 20005, USA or at such other address as Sellers’ Representative may from time to time designate in a written notice to Purchaser with a copy to Sonnenschein Nath & Rosenthal LLP, 1301 K Street, NW, Suite 600, East Tower, Washington, DC 20005, Attn:  Catherine B. Gardner.  All Communications by Sellers to Purchaser shall be sent by overnight courier, addressed to Purchaser c/o Wireless Facilities, Inc., 4810 Eastgate Mall, San Diego, CA 92121, Attn.: General Counsel, or at such other address as the Purchaser may from time to time designate in a written notice to Sellers’ Representative. Communications which shall be served upon the Parties in the manner aforesaid shall be deemed sufficiently served or given for all purposes hereunder and shall be deemed to have been served or given as of the time of the sending thereof.

10.4                           Directors’ and Officers’ Insurance Tail Policy.  Company shall have in effect prior to the Closing Date a directors’ and officers’ liability insurance policy covering the present and former directors and officers of Company (the “Company Indemnified Parties”) for the period beginning on the Closing Date and ending upon the final disposition of any Indemnified Liabilities asserted or made prior to the second anniversary of the Closing Date (the “Tail Policy”).  The Tail Policy shall have coverage limits equivalent to the existing director’s and officer’s liability insurance policy held by Company and shall indemnify, defend and hold harmless the Company Indemnified Parties against all losses, costs, damages, liabilities and expenses arising from claims, demands, actions, causes of action, including reasonable attorneys’ fees and expenses, that are paid in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of or pertaining to the fact that such person was a director or officer of Company whether pertaining to any matter existing at or prior to the Closing Date and whether asserted or claimed prior to, at or after the Closing Date (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, in each case to the fullest extent permitted under Company’s charter documents in effect immediately prior to the Closing Date and under Delaware Law as the same exists or may hereafter be amended to indemnify its own directors or officers, as the case may be.

10.5                           Entire Agreement.  This Agreement constitutes the entire agreement between the Parties and shall be deemed to supersede and cancel any other agreement between the Parties relating to the transactions herein contemplated. None of the prior and contemporaneous negotiations, preliminary drafts or prior versions of this agreement, whether signed or unsigned, between the Parties leading up to its execution and not set forth herein shall be used by any of the Parties to construe or affect the validity of this Agreement. No representation, inducement or condition not set forth herein has been made or relied upon by any Party.

10.6                           Amendments.  This Agreement may be amended, extended, or terminated only by a written instrument executed on behalf of each of the Parties, provided, however, that any Party may at any time and from time to time waive in writing compliance by any other Party with any provision hereof.

10.7                           Counterparts.  This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

10.8                           Binding Effect.  This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Parties and their respective heirs, representatives, successors and assigns.

10.9                           Captions and Headings.  The section headings and captions used in this Agreement are inserted only as a matter of convenience and constitute no part of the Agreement or understanding of the Parties.

10.10                     Expenses.  In connection herewith each Party will pay its respective expenses, including, without limitation the fees and expenses of its respective counsel.

10.11                     Dispute Resolution.  Except as otherwise provided in this Agreement, all disputes arising under, relating to or in connection with this Agreement, shall be exclusively resolved as follows:

10.11.1                                    The Parties shall first use their reasonable and good faith efforts to resolve such dispute among themselves without mediation for a period not to exceed thirty (30) days;

10.11.2                                    If the Parties are unable to resolve the dispute among themselves, then the dispute shall be resolved by binding arbitration among the Parties by one arbitrator pursuant to the Commercial Arbitration rules of Judicial Arbitration and Mediation Services (JAMS-Endispute), with the arbitration taking place in Fairfax County or Alexandria, Virginia and with each Party using its best efforts to expedite the resolution of the arbitration.

10.11.3                                    The non-prevailing party to an arbitration shall pay its own expenses, the fees of the arbitrator, any administrative fee of JAMS, and the expenses, including attorneys’ fees and costs, reasonably incurred by the other Parties to the arbitration.

10.11.4                                    The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Parties about the subject matter of the dispute.  The decision of the arbitrator shall be written, shall be in accordance with applicable Law and with this Agreement, and shall be supported by written findings of fact and conclusion of law, which shall set forth the basis for the decision of the arbitrator.

10.11.5                                    IN CONNECTION WITH ANY COURT PROCEEDING RELATING TO THIS AGREEMENT, THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO JURY TRIAL.

10.12                     Governing Law.  This Agreement will be governed by the Laws of the Commonwealth of Virginia without regard to conflicts of laws principles.

10.13                     Definitions.

“Affiliate” or “Affiliated” with respect to any specified Person, means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting equity interests, as trustee or executor, by contract or credit arrangements or otherwise.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any monetary obligation or terminate or cancel any right or obligation, (ii) be a violation of the False Claims Act, False Statements Act, or other law or regulation, or (iii) require the payment of a monetary penalty.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized or required to be closed under the laws of the Commonwealth of Virginia.

“Capital Lease Obligations” means a payment obligation under a lease classified as a capital lease pursuant to FASB Statement of Financial Accounting Standards No. 13 Accounting for Leases.

“Cash and Cash Equivalents” means all cash, checks, money orders, and short-term highly liquid investments having an original maturity of three months or less.

“Certificate of Incorporation” means the Certificate of Incorporation of Company originally filed on March 29, 2000, with the Secretary of State of Delaware, as amended to date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Cognizant Agency” means the Defense Security Service of the U.S. Department of Defense and each and every agency sponsoring or acting as a similar cognizant security authority for any Sensitive Compartmental Information Facility maintained by Company (if any) to the extent the Defense Security Service is not recognized as the Cognizant Agency for such facility.

“Commercially Reasonable Efforts” means the efforts that a reasonable Person desirous of achieving a result would use in similar circumstances to insure that such result is achieved as expeditiously and effectively as possible without requiring the payment of any amounts by each Person.

“Company Stock Option” means the options to purchase Common Stock of Company issued to employees of Company pursuant to the terms of the Company Stock Option Plan.

“Company Stock Option Plan” means the 2001 Stock Option Plan of Company, adopted effective as of April 23, 2001.

“Contract” means any contract, agreement, commitment or understanding, whether written or oral.

“Encumbrance” means any Order, Security Interest, easement, right of first refusal, or restriction on voting, transfer, or receipt of income, other than restrictions under federal and state securities laws and regulations.

“Enforceable” means the Contract, Lease, Personal Property Lease or Government Contract is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“False Claims Act” means The False Claims Act (31 U.S.C. §§ 3729-3733.)

“False Statements Act” means The False Statements Act (18 U.S.C. § 1001).

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating the provision of services to parties not of the foreign country or the export and import of articles and information from and to the foreign country and to parties not of the foreign country.

“GAAP” means United States generally accepted accounting principles, as in effect from time to time.

“Governmental Body” shall have the meaning ascribed in Section 4.3.

“Government Contract” means any Government Prime Contract or Government Subcontract.

“Government Prime Contract” means any prime contract, letter contract, purchase order, delivery order, task order, or other Contract, as defined above, on which final payment has not been made, between Company and the U.S. Government.

“Government Subcontract” means any subcontract, letter subcontract, purchase order, delivery order, task order, or other Contract, as defined above, on which final payment has not been made, between Company and any prime contractor to either the U.S. Government or any subcontractor with respect to a Government Prime Contract.

“Government Property” means property or equipment in the possession of the Company that a Governmental Body provided or made available to Company pursuant to a Government Contract or Government Subcontract to which a Governmental Body has title.

“Indebtedness” means all debt of Company for borrowed money or other interest-bearing indebtedness as of the Closing, including any prepayment or similar fees or charges related to the retirement or termination of bank debt of Company which will be discharged or satisfied at or in connection with the consummation of this Agreement.

“Intellectual Property” means any rights, licenses and other claims that any Person may have to claim ownership, authorship, or invention, or the right to use, to object to or prevent the modification of, to withdraw from circulation, or to control the publication or distribution of, any intellectual property, including, without limitation, tradenames, trademarks, patents, patent applications, service marks, copyrights, domain names, mask works know-how, information, proprietary rights, processes and computer software programs or applications.

An individual shall be deemed to have “Knowledge” or be aware of a particular fact or other matter if:  (a) such individual is actually aware of such fact or other matter; or (b) such individual would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such individual’s duties.  The Company shall be deemed to have “Knowledge” or be aware of a particular fact or other matter if:  (a) any officer of the Company or the Sellers is actually aware of such fact or other matter; or (b) any officer of the Company or the Sellers would have had knowledge of such fact following a reasonable investigation, if under the circumstances a reasonable person would have determined such investigation was required or appropriate in the normal course of fulfillment of such person’s duties

“Law” means any domestic or foreign law (statutory, common, or otherwise), order, writ, injunction, decree, award, stipulation, ordinance or administrative doctrine, ordinance, equitable principle, code, rule, regulation, executive order, request, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended as of the date hereof.

“Liability” or “Liable” means any liability or monetary obligation, whether absolute or contingent, matured or unmatured, conditional or unconditional, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

extent that a reserve or other appropriate provision, if any, has been made on the face of Company Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent, or with respect to amounts being contested in good faith by appropriate proceedings, and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not,  and shall include any transferee or successor liability in respect of such taxes.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Law relating to any Tax.

“Treasury Regulations” means the Income Tax Regulations promulgated under the Code, as amended from time to time, including corresponding provisions of succeeding regulations.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR)(22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR)(15 CFR 730-774), and all other laws and regulations of the United States Government regulating the provision of services to non-U.S. parties or the export and import of articles or information from and to the United States of America and non-U.S. parties.

“Working Capital” means the current assets plus Closing Employer Payroll Tax less the current liabilities (excluding the current portion of Company’s Indebtedness and Capital Lease Obligations and any accruals for the Option Consideration and Sale Bonus, but including an accrual for Net Employer Payroll Tax), calculated in accordance with GAAP.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

WFI GOVERNMENT SERVICES, INC.

By:	/s/ Eric M. DeMarco
Name: Eric M. DeMarco
Title: President and Chief Executive Officer

JMA ASSOCIATES, INC.

By:	/s/ Andrew Gomer
Name: Andrew Gomer
Title: President

By:	/s/ Andrew Gomer
Andrew Gomer

By:	/s/ Ayampillay Jeyanathan
Ayampillay Jeyanathan

By:	/s/ Michael Beach
Michael Beach

The Sellers’ Representative is executing this Agreement for the purpose of acknowledging his responsibilities in such capacity as Sellers’ Representative under this Agreement.

SELLERS’ REPRESENTATIVE

By:	/s/ Fred L. Levy
Fred L. Levy

SCHEDULE A

Net Employer Payroll Tax

Net Employer Payroll Tax shall mean:

The total of all employer payroll tax obligations of the Company for calendar year 2005 in respect of those employees of the Company receiving any Option Consideration or Sale Bonuses.

Less

The total of all employer payroll tax obligations of the Company for calendar year 2005 in respect of those employees of the Company receiving any Option Consideration or Sale Bonuses which the Company would have paid in respect of such employees if such employees had not received any Option Consideration or Sale Bonuses.

SCHEDULES

TO

STOCK PURCHASE AGREEMENT

DATED AS OF JANUARY 27, 2005

By and among

WFI Government Services, Inc.,

JMA Associates, Inc. d/b/a TLA Associates,

and the Stockholders of JMA Associates, Inc.

Schedule 1.2
Option Holders

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 1.3
Bonus Pool Participants

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 2.1
Shareholders

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 3.2.3(a)(ii)
Debt Schedule

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 3.2.3(a)(iii)
Capital Lease Obligations

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 3.3.1a
Employees Salaries

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.2
Equity Interests in Company

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.4
Material Consents, Liens, Encumbrances

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.5.2
Exceptions to GAAP

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.5.6
Undisclosed Liabilities

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.5.7
Accounts Receivables

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.5.9
Material Adverse Change

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.7
Litigation

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.8.1
Real Property Leases

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.8.2
Tangible Personal Property

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.8.3
Intellectual Property

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.9
Company Contracts

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

5.10.1
Government Contracts

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

5.10.2
Government Contracts Generating Over Five Hundred Thousand

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.10.3
Issues with Government Contracts

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.12.1
Employment Agreements

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

5.12.1(a)
Key Employees

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

5.12.1(b)
Labor Issues

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.12.2(a)
Employee Benefit Plans

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.12.2(b)
Retiree Benefit Plans

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.13
Insurance

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.17
Security Clearance

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.20
Related Party Transactions

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request

Schedule 5.22
Powers of Attorney and Suretyships

This schedule has been omitted in accordance with Item 601 (b) (2) of Regulation S-K.  A copy of this schedule will be furnished supplemental to the Securities and Exchange Commission upon request